Exhibit 10.30
ABCS (2004) 1001
Loan Agreement
Agricultural Bank of China

Loan Agreement
Contract No.:11101200900000856
Borrower (full name): Duoyuan Digital Printing Technology Industries (China) Co. Ltd.
Lender (full name): Agricultural Bank of China, Chongwen District Branch
This Agreement is entered into by consensus of two parties under relevant national laws and regulations.
Item 1 Borrowing
1.	Borrowing type: short term current capital

2.	Usage: purchase of raw material

3.	Currency and amount(capitalized): RMB 20,000,000

4.	Term
(1)	See the table below.

Granting				maturity
Y	M	D	Amount	Y	M	D	Amount
2009	7	10	RMB20,000,000	2010	7	9	RMB20,000,000
(The exhibits added as there is not enough space to fill should be a part of the Agreement.)
(2)	The record in the loan notes prevails when the borrowing amount, granting date, mature date recorded in the Agreement are inconsistent with those in the loan notes. The loan notes are a part of the Agreement, and shall be of equal validity.

(3)	Where the borrowing currency is foreign currency, the borrower should duly return interest with the same currency.
5.	Interest rate
The interest rate of RMB loan should be determined according to the method 2:
(1) floating rate
The interest rate is ___\___%___\___ (higher/lower) than the rate base, with annual rate up to _\___%. The rate base for the less than 5-year (including 5-year) loan is the benchmark rate issued by PBOC in the period; the rate base for over 5-year loan is the benchmark rate issued by PBOC plus _\___ %.
The rate adjustment is made every ___months. In the event that PBOC adjusts its benchmark rate of RMB loan, beginning on the loan corresponding day of the first month in the period after the rate adjustment, the lender will determine new interest rate based on the adjusted benchmark rate and the calculation method described above, without any notice to borrower. When the adjustment date is the same as the granting date or the loan corresponding day of the first month in the period, new rate should be determined on the benchmark rate adjustment day. Where there is no loan corresponding day, the last day of the month should be deemed loan corresponding day.
(2) fixed rate
The interest rate is 10     % higher (higher/lower) than the rate base, with annual rate up to 5.841% till the maturity day. The rate base for the less than 5-year (including 5-year) loan is the benchmark rate issued by PBOC in the period; the rate base for over 5-year loan is the benchmark rate issued by PBOC plus _\___ %.
The rate of foreign currency loan is determined according to the      \         :
(1) interest rate floating every _\___months, comprised of the interest margin of _\___ months _\___(LIBOR/HIBOR) +___%. LIBOR/HIBOR is London/Hong Kong interbank offered rate issued by Reuters to accrue the interest of 2 business days.
(2) Annual rate _\___% till the maturity day.
(3) Other method ___ \______
6. interest expiry
Under the Agreement, the loan interest is paid quarterly with the expiry day on 20th of the last month every quarter. The borrower must pay interest on the expiry day. If the last maturity day of the corpus is not the expiry day, the outstanding interest should be paid with the corpus (daily interest rate=monthly interest rate/30).
Item 2 the lender is entitled not to provide loan if the following requirements are not met:
1.	The borrower should open a primary account at the borrower.

2.	As required by the lender, the borrower should provide relevant documents and materials, as well as handle relevant procedures.

3.	If it’s foreign currency loan, the borrower has gone through related approval, registration and other legal procedures according to relevant regulations.

4.	If there is mortgage or guarantee, related registration and/or such legal procedures as insurance have been handled as required by lender, and the guarantee and insurance keep valid. Where there is guarantee under the loan, the guarantee contract has been signed and valid.
Item 3 Rights and Obligations of the Lender
1. The lender is entitled to acknowledge the borrower’s production and operation, financial activities, inventory and usage of loan, and require the borrower to regularly provide such documents, materials and information as financial statements.
2. If adverse actions or situations occurred on the side of borrower that can affect the safety of loan including, but not limited to what have been listed under Item 7,8 and 10 under Section 4, then the lender can stop distributing the loan or collect the loan in advance.
3. According to this agreement, if the principal, interest, compound interest and other expenses payable by borrower are collected or collected in advance, lender can directly withhold from any accounts of borrower.

4. When the amounts paid by borrower can not pay off the payables under this agreement, lender can use this amounts to pay principal, interest, penalty interest or expense.
5. If borrower can not perform its obligation of repayment, lender can disclose publicly the action of breach by borrower.
6. According to the agreement, lender should distribute the loan at full value on schedule.
Section 4 Rights and Obligations with Borrower
1.	Borrower is titled to get and use the loan in accordance with the agreement.

2.	By using the account described in the section 2, borrower can settle the accounts and make deposit related to the loan.

3.	If the loan is foreign currency loan under this agreement, then borrower should get relevant approval and carry on registration and other legal procedures related to this loan.

4.	Borrower should repay the principle and interest on time. If renewal is required, then borrower should submit written application to lender 15 days before expiration date. If approved, then an agreement to renew the loan should be entered.

5.	Borrower should use this loan in the way provided by the agreement and it’s not allowed to be misappropriated or diverted.

6.	It should provide the lender with true, complete and efficient financial statement or other relevant materials and information monthly and actively cooperate with lender to examine the its operation, financial activates and the use of this loan.

7.	If the borrower executes the following actions including contraction, lease, reforming to stock company, joint operation, consolidation, merger, division, joint venture, assets transfer, suspending business for rectification, application to dissolution, application to bankruptcy and other actions that cause the change in the creditor’s right and liability, it should notify the lender in advance. After approved, it can carry out the responsibility of payment or pay off in advance, and no actions listed above otherwise can be executed.

8.	Besides the actions above, when the following situations such as cessation, out of business, cancellation of registration, license revoked, the actions of breaking law by legal representative or main responsible person , involving in material litigation or arbitration, severe difficulty in production and operation, the financial conditions deteriorate, borrower should notify the lender in written and carry out the measures approved by lender to protect the creditor’s right.

9.	If borrower provide security for other debt or it pledges and mortgages its main assets to the third party, which will impact its ability to repay the loan under this agreement, then it should notify the lender in advance and get the approval from the lender.

10.	Borrower and its investors are prohibited to make capital flight, assets transfer or equity transfer arbitrarily to escape the liability to lender.

11.	If there are some changes in the name of borrower, legal representative, domicile, operation scope etc, then it should notify lender in advance.

12.	If the sponsor of the borrower is in the following situations such as cessation, out of business, cancellation of registration, license revoked bankruptcy and operation loss, the loss of security ability partially or totally, or the impairment of the things mortgaged or pledged, then borrower should provide on time other security measures approved by lender.

13.	Borrower should take care of the expense for attorney service, insurance, transportation, assessment, registration, keeping, appraisal and notarization under this agreement.
Section 5 Repayment in advance
After approved by lender, the borrower can make repayment in advance. The __2___method is used to calculate the interest for the portion of being repaid ahead of time.
1.	According to the loan terms and executive interest under this agreement, the interest will be calculated.

2.	According to the actual loan term, __0_% higher than the executive interest under this agreement will be used to calculate the interest.
Section 6 Liability for breach of contract
1.	If the lender fails to distribute the loan at full value on schedule under this agreement and it causes loss for borrower, then liquid damage should be paid to borrower according to how much is covered due to breach of contract and how many days delayed. The calculation for liquid damage is in line with the interest for the overdue loan at the same period,

2.	If borrower fails to repay the principal within the terms under this agreement, it should pay the penalty interest with __50___% higher than the executive interest until the principal and interest are paid off. During the overdue period, if the loan is in RMB, and the benchmark lending interest enacted by China People Bank goes up, then penalty interest should go up accordingly since the adjustment date of benchmark interest.

3.	If borrower fails to use the loan in the way provided in the agreement, lender will charge penalty interest ___100___% higher than the lending interest since the date of the inappropriate use for the portion that is used under breach of the contract.

4.	As for the accrued interest payable, lender will charge the compound interest according the provisions by China People Bank.
The accrued interest payable includes accrued interest payable arisen in the loan term( penalty interest for breach use included) and accrued interest payable arisen after loan is overdue( overdue penalty interest and penalty interest for breach use included).As for The accrued interest payable arisen in the loan term, the compound interest will be calculated according to the executive interest, and it will be calculated according to overdue lending interest since the expiration date of this loan, as well as referring to overdue lending interest for accrued interest payable of overdue loan.
5. If borrower violates the obligation under this agreement, then lender is titled to require borrower to correct its breach action within limited period and stop distributing loan, collect the load that has been distributed in advance and take other measures to protect its asset.
6. If any sponsor under this agreement violates the obligation under security agreement, lender is titled to stop distributing loan to borrower, collect the load that has been distributed in advance and take other measures to protect its asset.
7. If it is borrower that cause lender to adopt litigation or arbitration to achieve its creditor’s right,

then borrower should assume the attorney fee, travel fee and other relevant fee to achieve creditor’s fee.
Section 7 Security for the loan
The __mortgage____is adopted to secure the loan under this agreement, and the security loan will be entered separately. If the maximum amount security method is adopted, the number of the security agreement is _________o
Section 8 Disputes Resolution
If any disputes arise during the execution of this agreement, then the two parties can negotiated, and also they can deal with it according to the _____method below.
1.	Litigation. It is governed by the people court in the lender’s domicile.

2.	Arbitration. Submit____/___( the full name of arbitration organization) and carry out arbitration according to the arbitration rules.
During litigation or arbitration, the terms not involving into disputes still need to be performed.
Section 9 Other Items

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Section 10 The effectiveness of this agreement.
The agreement will take effect since signed or sealed by two parties.
Section 11 The numbers of the agreement
This agreement has ___4__identical copies with each copy held by the two parties, the sponsor, and the competent registration authority, which have the same effectiveness.
Section 12 Note
Lender has asked borrower to have a comprehensive and accurate understanding to the terms in this agreement and made the relevant explanation per request by borrower. The two parties have the same understanding for this agreement.
Borrower: Duoyuan Digital Press Technology Industries (China) Co. Ltd.
Legal representative or authorized agent
Lender: Chonwen Branch, China Agriculture Bank
Responsible person or authorized agent

Date entered: July 10, 2009
Place entered: Beijing Chonwen Branch, China Agriculture Bank